EXHIBIT (a)(2)

ATTACHMENT: LETTER OF TRANSMITTAL

ACTUATE CORPORATION

Letter of Transmittal

Participation Instructions:

1A.  Complete this form online in Microsoft Word, completing the blanks (including date and name) and send from your Actuate email account to kfishburn@actuate.com as soon as possible, but in any event, before 5:00 p.m. Pacific Time on August 30, 2002.

OR

1B. Print this form, complete it, sign it, and fax it to (650) 837-4695 or deliver it to Kristen Fishburn, Actuate Corporation, 701 Gateway Boulevard, South San Francisco, CA 94080, USA as soon as possible, but in any event, before 5:00 p.m. Pacific Time on August 30, 2002.

2.  Ensure that you receive confirmation of receipt from Stock Administration within 3 business days.

Name of Optionee:

Country Where Employed:

Social Security Number:                       -              -                      (U.S. employees only)

I have received and read the email message from Bill Garvey dated July 25, 2002, as well as the “Offer to Exchange All Outstanding Options to Purchase Common Stock Under Actuate Corporation 1998 Equity Incentive Plan and Actuate Corporation 2001 Supplemental Plan” including the FAQ. I understand that I may cancel any eligible options priced at $5.00 or above, but that if I cancel any options, I must cancel all options that were granted to me on or after March 1, 2002 under the Actuate Corporation 1998 Equity Incentive Plan and the Actuate Corporation 2001 Supplemental Plan (the “Plans”). In return, Actuate will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the Actuate board of directors held after six months and one day following the date we cancel the options accepted for exchange, which will be on or after March 1, 2002 (the “replacement grant date”), provided that I am still employed by Actuate on that date. The exercise price of the replacement options will be equal to the closing sales price of Actuate stock on such date. The common stock underlying the replacement options will vest on the same schedule as the cancelled options. The replacement options will be blacked out for one week following the replacement grant date.

I understand that the replacement options will be nonstatutory stock options (NSOs). Except for the strike price and black-out provision, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.

I also understand that I will not be eligible to receive any other options until the replacement grant date and I will not receive a performance grant for 2002.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Actuate may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed the list of my options that Actuate made available to me through OptionsLink. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Actuate accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Actuate accepts my options for exchange.

I hereby make the following election(s) with regard to my eligible option grants:

A.  Options Granted On or After March 1, 2002

☐  I hereby elect to cancel all outstanding options granted on or after March 1, 2002. (Partial elections are not permitted.)

B.  Options Granted On or After March 1, 2002, PLUS Options Granted Before March 1, 2002

☐  I hereby elect to cancel all outstanding options granted on or after March 1, 2002, and in addition I hereby elect to cancel the following outstanding options granted before March 1, 2002. (Please list only those options that you want to cancel):

1.  Option Granted on                                                   ,                          .

2.  Option Granted on                                                   ,                          .

3.  Option Granted on                                                   ,                          .

4.  Option Granted on                                                   ,                          .

Optionee’s Signature (if submitted in hardcopy):
Optionee’s Name (if submitted electronically):

Date:

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